Exhibit 10.1
LOAN PARTICIPATION AGREEMENT
     THIS LOAN PARTICIPATION AGREEMENT (this “Agreement”), is made and entered into as of this                      day of                     , 2007, by and between                      FREMONT INVESTMENT & LOAN, a California Industrial Bank (“A Participant”), and                      [iSTAR SPE], a                      (“B Participant”), with reference to the following:
     A. Fremont Investment & Loan, a California industrial bank (“Fremont”) has made a number of Loans (hereinafter defined) as described on the Mortgage Loan Schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”). Fremont and iStar Financial Inc. (“iStar”) have entered into an Asset Purchase Agreement (the “Purchase Agreement”) with respect to the Loans and certain other assets of Fremont. Pursuant to the Purchase Agreement, Fremont has transferred or will transfer legal and equitable title to the Loans to B Participant.
     B. As partial payment of the purchase price provided for in the Purchase Agreement, iStar has agreed to transfer to A Participant, on the terms and conditions hereinafter set forth, a seventy percent (70%) participation interest in the Loans and the Loan Documents (as hereinafter defined).
     C. A Participant and B Participant desire to memorialize their respective agreements relating to such participation interest and the servicing and repayment of the Loans by entering into this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, A Participant and B Participant hereby agree as follows:
     1. DEFINITIONS.
     A. Incorporation of Definitions. Any term not expressly defined herein but which is defined in one or more Loan Agreements (as hereafter defined) shall have the definition ascribed to such term in the applicable Loan Agreement or in the Loan Agreements generally or the comparable term for such concept if not so defined in a particular Loan Agreement.
     B. Defined Terms. In addition to those terms defined in the foregoing recitals and in the other provisions of this Agreement, for purposes of this Agreement, unless the context clearly requires otherwise, the following terms shall have the meanings and definitions hereinafter respectively set forth:
     (i) A Participation. The term “A Participation” or “A Participation Interest” shall mean the legal and beneficial ownership interest at any time of A Participant in the Loans and in the Loan Documents and the Collateral relating thereto as specified in this Agreement. As of the date hereof, the outstanding principal balance associated with the A Participation is $                    . The A Participation will decrease (but not below zero) on account of all payments of principal to A Participant made under Sections 7 and 8.

     (ii) A Participant Interest Rate. The term “A Participation Interest Rate” shall mean an interest rate per annum equal to one and one-half percent (1.5%) plus LIBOR.
     (iii) Affiliate. The term “Affiliate” shall mean, with respect to any specific entity, any other entity that directly, or indirectly through one or more of its intermediaries, controls, is controlled by, or is under the common control with, such specified entity.
     (iv) Acquiring Lender. The term “Acquiring Lender” shall have the meaning set forth in Section 12B hereof.
     (v) Asset Management Fee. The term “Asset Management Fee” shall have the meaning set forth in Section 7I hereof.
     (vi) B Participation. The term “B Participation” or “B Participation Interest” shall mean the legal and beneficial ownership interest at any time of the Loans, the Loan Documents, the Collateral relating thereto and all proceeds thereof other than the portion of such assets allocated to the A Participation as specified in this Agreement. The B Participation includes all Borrower Reimbursable Costs made by B Participant not reimbursed by or on behalf of the applicable Borrower plus accrued and unpaid interest thereon calculated at the Interest Rate applicable to the Loan in question and all Post-Acquisition Costs made by B Participant plus interest thereon calculated at the Interest Rate applicable to the Loan in question.
     (vii) Borrower. The term “Borrower” shall mean the borrower with respect to a Loan.
     (viii) Borrower Reimbursable Costs. The term “Borrower Reimbursable Costs” shall mean, collectively, any and all out-of-pocket fees, costs, expenses and indemnified amounts incurred by B Participant at any time which a Borrower is obligated to pay or to reimburse to B Participant pursuant to the applicable Loan Agreement or any other Loan Documents, including, without limitation, the costs and expenses described in the Loan Agreements (generally in Section 9.3), Protective Advances and the actual, out-of-pocket costs and expenses incurred by B Participant in connection with its obligations under this Agreement.
     (ix) Business Day. The term “Business Day” shall mean a weekday on which both A Participant and B Participant are open for the transaction of normal business.
     (x) Costs. The term “Costs” shall mean either Borrower Reimbursable Costs or Post-Acquisition Costs, or both, as the context may require.
     (xi) Date-Down Endorsement. The term “Date-Down Endorsement” shall mean an endorsement to the Title Policy which is in form and content acceptable to B Participant and which in any case (a) dates down the effective date of the Title Policy to the date on which the applicable Disbursement it covers is made, (b) increases the liability limit of the Title Policy by an amount equal to the principal amount of such Disbursement, and (c) contains no new exceptions to title except those approved by B Participant.
     (xii) Declaration. The term “Declaration” shall mean a Condominium Declaration.
     (xiii) Default Rate. The term “Default Rate” shall mean the default interest rate prescribed in a Note.
     (xiv) Disbursement. The term “Disbursement” shall mean any advance or disbursement of proceeds of a Loan, whether for principal or interest (without duplication), made by B Participant pursuant to the applicable Loan Agreement or Note after the date hereof.
     (xv) Effective Date. The term “Effective Date” shall mean the date set forth on the signature page hereof.
     (xvi) Enforcement Action. The term “Enforcement Action” shall mean the commencement of the exercise of any of the following remedies against any Borrower, any Guarantor or any other Person: (a) acceleration of the maturity of any liability or obligation of any Borrower or any Guarantor; (b) commencement of any litigation or proceeding, including the commencement of any foreclosure proceeding, the exercise of any power of sale, the sale by advertisement, obtaining of a receiver or taking of any other remedial action with respect to, or the enforcement of any remedy against, any Project or any of the property or assets of any Borrower or any Guarantor; (c) filing or joining in the filing of any petition against any Borrower or any Guarantor of any Insolvency Proceeding or any other commencement of an Insolvency Proceeding; (d) entering upon, taking possession of, exercising control over or taking title (legal or equitable) to any Project or taking of a deed or assignment in lieu of foreclosure; or (e) any legal action or proceeding, pursuant to any Mezzanine Intercreditor Agreement; provided, however, that “Enforcement Action” shall not include any draw under any letter of credit or certificate of deposit held under the Loan Documents, provided that such draw is permitted under the terms of the Loan Documents.
     (xvii) Entitlement. The term “Entitlement” shall mean any final zoning, platting, site plan or other applicable development approval or permit from any Governmental Agency having jurisdiction relating to the development, ownership or operation of any Project or the construction of any Renovations, including, without limitation, a conditional use permit or a building permit.
     (xviii) Form W-8BEN Certification. The term “Form W-8BEN Certification” shall have the meaning set forth in Section 28 hereof.
     (xix) Form W-8ECI Certification. The term “Form W-8ECI Certification” shall have the meaning set forth in Section 28 hereof.

     (xx) Fremont Insolvency Proceeding. The term “Fremont Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. §§101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning Fremont, any regulatory receivership proceeding, any action for the dissolution of Fremont, any proceeding (judicial or otherwise) concerning the application of the assets of Fremont, for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of Fremont or any other action concerning the adjustment of the debts of Fremont or the cessation of business by Fremont.
     (xxi) Guarantors. The term “Guarantors” shall mean, collectively, the guarantors of all or any portion of any Loan or all or any of any Borrower’s obligations set forth and described in the Loan Documents.
     (xxii) Holdbacks. The term “Holdbacks” shall have the meaning set forth in the Notes.
     (xxiii) In Balance. The term “In Balance” shall mean at the time of determination that each Holdback is “in balance” in accordance with the terms of a Note.
     (xxiv) Insolvency Proceeding. The term “Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. §§101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning any Borrower or any Guarantor, any action for the dissolution of any Borrower or any Guarantor, any proceeding (judicial or otherwise) concerning the application of the assets of any Borrower or any Guarantor, for the benefit of their respective creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of any Borrower or any Guarantor or any other action concerning the adjustment of the debts of any Borrower or any Guarantor or the cessation of business by any Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of any Borrower in a transaction, if any, permitted under the Loan Documents.
     (xxv) Interest Holdback. The term “Interest Holdback” shall mean the Holdback for Interest as defined in a Note.
     (xxvi) Interest Rate. The term “Interest Rate” shall mean the rate at which the outstanding principal balance of a Loan bears interest, as more particularly set forth in a Note, including, without limitation, the Default Rate if applicable.
     (xxvii) Lenders. The term “Lender” shall mean any one of A Participant, B Participant and any other Person who has acquired or subsequently acquires from A Participant or B Participant an interest in the Loans, whether as a participant or a co-lender, and the term “Lenders” shall mean A Participant, B Participant and such other Person(s), collectively. Any subparticipant of A Participant or B Participant in accordance with the terms of this Agreement is expressly excluded from being a “Lender.” As of the Effective Date, A Participant and B Participant are the only Lenders.

     (xxviii) LIBOR. The term “LIBOR” shall mean a floating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the London Interbank Offered Rate (LIBOR) with a one month maturity as reported in the Money Rates column or section of The Wall Street Journal published on the second full Business Day preceding the first day of a calendar month.
     (xxix) Loan and Loans. The term “Loan” shall mean an individual Loan. The term “Loans” shall mean the Loans listed on the Mortgage Loan Schedule, including participation interests and co-lending interests in Loans, as applicable.
     (xxx) Loan Agreement. The term “Loan Agreement” shall mean a Loan and Security Agreement, made by and between a Borrower and Fremont, as assigned to B Participant, together with all Modifications thereto.
     (xxxi) Loan Documents. The term “Loan Documents” shall mean all documents, agreements, certificates, instruments and other writings now or hereafter executed by or delivered or caused to be delivered by any Borrower, any Guarantors or any Mezzanine Lender to or for the benefit of Lenders, evidencing, creating, guaranteeing or securing, or otherwise executed or delivered in respect of, all or any part of a Loan or evidencing any transaction contemplated thereby, and all Modifications thereto.
     (xxxii) Mezzanine Borrower. The term “Mezzanine Borrower” shall mean the Borrower under a Mezzanine Loan related to a Loan.
     (xxxiii) Mezzanine Intercreditor Agreement. The term “Mezzanine Intercreditor Agreement” shall mean any intercreditor agreement, recognition agreement or similar agreement between Fremont and a Mezzanine Lender, as assigned to B Participant.
     (xxxiv) Mezzanine Lender. The term “Mezzanine Lender” shall mean the lender under a Mezzanine Loan.
     (xxxv) Mezzanine Lender Loan Purchase. The term “Mezzanine Lender Loan Purchase” shall have the meaning set forth in Section 12H hereof.
     (xxxvi) Mezzanine Loan. The term “Mezzanine Loan” shall mean a mezzanine loan related to a Loan.
     (xxxvii) Mezzanine Loan Documents. The term “Mezzanine Loan Documents” shall mean all documents, agreements, certificates, instruments and other writings now or hereafter executed by or delivered or caused to be delivered by a Borrower, a Mezzanine Borrower or any Guarantors to or for the benefit of Mezzanine Lender, evidencing, creating, guaranteeing or securing all or any part of the Mezzanine Loan or evidencing any transaction contemplated thereby, and all Modifications thereto.
     (xxxviii) Minimum Sales Price. The term “Minimum Sales Price” shall mean, for each Condo Unit, a sales price of not less than the minimum sales price for such

Condo Unit set forth in the applicable Loan Agreement, generally on Exhibit D thereto, plus all charges for upgrades, in accordance with such Loan Agreement.
     (xxxix) Modification. The term “Modification” shall mean any extension, renewal, substitution, replacement, supplement, amendment or modification of any agreement, certificate, document, instrument or other writing, whether or not contemplated in the original agreement, document or instrument, which either (x) was executed and delivered to B Participant prior to the Effective Date or (y) is made on or after the Effective Date in accordance with this Agreement.
     (xl) Mortgage File. The term “Mortgage File” shall have the meaning set forth in Section 10A hereof.
     (xli) Net Collections. The term “Net Collections” shall mean net proceeds from the sale of the Collateral, after payment of any necessary and ordinary expenses incurred by B Participant or the Ownership Entity in connection therewith, including, without limitation, attorneys’ fees, costs of sale and all unpaid Asset Management Fees, Borrower Reimbursable Costs and Post-Acquisition Costs.
     (xlii) Note. The term “Note” shall mean the promissory note evidencing a Loan executed by a Borrower as maker in favor of Fremont as payee and endorsed to B Participant and any other promissory note or notes hereafter evidencing a Loan, and all Modifications to the foregoing.
     (xliii) Ownership Entity. The term “Ownership Entity” shall have the meaning seth forth in Section 6C hereof.
     (xliv) Participation Certificate. The term “Participation Certificate” shall have the meaning set forth in Section 2A hereof.
     (xlv) Permitted Transferee. The term “Permitted Transferee” shall mean any of the following: (a) any Lender or any Affiliate of a Lender; provided that the payment and performance of the obligations of such Affiliate under this Agreement are guarantied by such Lender to the other Lender(s) in a manner satisfactory to such other Lender(s); (b) an Affiliate of B Participant which has a net worth in excess of Two Hundred Million Dollars ($200,000,000) at the time of the Transfer in question; (c) an investment partnership or opportunity fund which has a net worth in excess of Two Hundred Million Dollars ($200,000,000) at the time of the Transfer in question and is controlled or managed by or under common control or management with any Lender; (d) any of the following entities which has a net worth in excess of Two Hundred Million Dollars ($200,000,000) at the time of the Transfer in question, (A) a federal or state chartered commercial bank or trust company or federal or state chartered savings and loan association or insurance company organized and existing under the laws of the United States, or any state thereof, (B) a foreign bank or a branch office of a foreign bank, (C) a foreign or domestic pension fund, (D) a foundation, college or university, (E) a nationally recognized commercial credit corporation, (F) a domestic real estate investment trust having an investment grade senior debt rating from a nationally recognized rating agency, (G) an investment bank having an investment grade senior debt rating from a nationally recognized rating agency, or (H) an opportunity fund, investment partnership, hedge fund or similar fund which is organized under the laws of one of the United States and is controlled by an entity that constitutes a Permitted Transferee; or (e) an entity wholly owned by any one of the entities described in clauses (a) through (d) above and the obligations of which under this Agreement are guarantied by any such owning entity described in any of such clauses (a) through (d) or by the A Participant or the B Participant, as the case may be.
     (xlvi) Post-Acquisition Costs. The term “Post-Acquisition Costs” shall mean, collectively, any and all reasonable out-of-pocket fees, costs, expenses and indemnified amounts incurred by B Participant, on behalf of the Ownership Entity, from and after the acquisition of title to any or all of the Collateral for a Loan by foreclosure, by deed in lieu of foreclosure, by power of sale or by sale pursuant to the Uniform Commercial Code in accordance with the Loan Documents, in connection with performing its obligations and duties under this Agreement, including, without limitation, any and all expenses related to the preservation, operation and management of the Collateral, but expressly excluding any and all Borrower Reimbursable Costs.
     (xlvii) Protective Advance. The term “Protective Advance” shall mean an advance made by B Participant in order to cover any and all reasonable expenses necessary to protect or preserve the value of the Collateral securing a Loan and the priority of the liens and security interests created by the Loan Documents relating thereto, including without limitation taxes, insurance premiums, payment of ground rent, the costs of prevention of waste, repairs, and maintenance, and foreclosure expenses and legal fees and expenses relating thereto.
     (xlviii) REO Budget. The term “REO Budget” shall have the meaning set forth in Section 7A hereof.
     (xlix) Sales Guidelines. The term “Sales Guidelines” shall have the meaning set forth in Section 7A hereof.
     (l) Security Instrument. The term “Security Instrument” shall mean the Mortgage and Fixture Filing, Deed of Trust and Fixture Filing, Deed to Secure Debt and Fixture Filing or Indemnity Deed of Trust and Fixture Filing, executed by a Borrower (or guarantor, if an indemnity deed of trust is used) in favor of Fremont, and assigned to B Participant, to secure a Borrower’s liabilities and obligations under a Note and other Loan Documents and all Modifications thereto.
     (li) Servicing Standards. The term “Servicing Standards” shall have the meaning set forth in Section 5 hereof.
     (lii) Single Purpose Entity. The term “Single Purpose Entity” shall mean an entity meeting the requirements of Exhibit C.
     (liii) Sources and Uses Schedule. The term “Sources and Uses Schedule” shall mean, collectively, the Sources and Uses Schedule attached as an Exhibit to a Note and further described therein, as amended or replaced from time to time in accordance with the terms of the related Loan Agreement and Note.
     (liv) Tax Code. The term “Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     (lv) Third Party Intercreditor Agreement. The term “Third Party Intercreditor Agreement” shall mean each participation agreement and co-lending agreement entered into by Fremont, and assigned to B Participant, in connection with a Loan.
     (lvi) Third Party Rights. The term “Third Party Rights” shall have the meaning set forth in Section 12I hereof.
     (lvii) Transfer Supplement. The term “Transfer Supplement” shall have the meaning set forth in Section 12B hereof.
     (lviii) Transferring Lender. The term “Transferring Lender” shall have the meaning set forth in Section 12B hereof.
     (lix) Uniform Commercial Code. The term “Uniform Commercial Code” shall mean, with respect to each discrete element or category of the personal property Collateral, the applicable Uniform Commercial Code.
     2. PARTICIPATION INTERESTS.
     A. Acquisition. Pursuant to the Purchase Agreement, B Participant hereby conveys, transfers and assigns to A Participant and A Participant hereby acquires and takes from B Participant the A Participation Interest. The A Participation Interest hereby acquired by A Participant is evidenced by that certain Participation Certificate executed and delivered to A Participant by B Participant on the Effective Date in the form of Exhibit B attached hereto (a “Participation Certificate”).
     B. Nature of Participation. B Participant shall participate with A Participant in the ownership, disbursement, debt service and payment of the Loans, in the Loan Documents, in the Collateral and in the proceeds thereof, including, without limitation, in the acquired Collateral listed on Exhibit A-1, with each Lender having its respective interest therein. The interests of the Lenders shall, subject to Sections 3, 4, 7 and 8 hereof, be of equal priority. A Participant shall have an undivided ownership interest in the Loans, in the Loan Documents, in the Collateral for the Loans and in the proceeds thereof, including, without limitation, in the acquired Collateral listed on Exhibit A-1, which shall at any time be equal to the A Participation. A Participant hereby acknowledges that A Participant is participating in the ownership of the Loans and that A Participant and B Participant are not investing in a common business enterprise with each other. Except for the original Notes (and with respect to a Loan for which a participation certificate rather than a Note has been issued, any original participation certificates) which will be held by a custodian as set forth in Section 2C, all of the Loan Documents and Mortgage Files shall be delivered to B Participant (or any subservicer), and B Participant shall hold all of the Loan Documents as custodian for the Lenders.

     C. B Participant as Lender of Record; Third Parties. Notwithstanding the Participation Interest in favor of A Participant created by this Agreement, B Participant shall be and remain the lender of record under the Loans, retaining the Loans and the Loan Documents in B Participant’s own name. B Participant shall be, and hereby is, authorized to deal with all third parties, including, without limitation, Borrowers, Mezzanine Lenders and other parties to Third Party Intercreditor Agreements. A Participant hereby authorizes any third party, without inquiry as to whether any action by B Participant is authorized hereunder, to deal with B Participant concerning the Loan in the same manner as if A Participant’s Participation Interest therein were not outstanding. As between A Participant and B Participant, nothing in the foregoing shall modify any obligation of A Participant to B Participant or of B Participant to A Participant set forth in this Agreement. B Participant may perform any of its obligations under this Agreement by or through its Affiliates, agents, employees or attorneys, provided that the costs and fees of such Affiliates, agents, employees or attorneys shall be borne exclusively by B Participant unless such costs and fees constitute, for purposes of this Agreement, either (i) Borrower Reimbursable Costs, in which case B Participant shall only look to Borrower for reimbursement therefor pursuant to the Loan Documents and which shall otherwise be paid in accordance with the terms of this Agreement, or (ii) Post-Acquisition Costs, in which case such Post-Acquisition Costs shall be paid in accordance with the applicable provisions of this Agreement. All communications with Borrowers shall be made by and through B Participant, and A Participant shall not communicate directly with any Borrower, Guarantors or any of their respective principals, or any property manager or leasing agent or any broker for the Collateral or any part thereof, regarding this Agreement or A Participant’s Participation Interest, or cause any Borrower to be involved in or affected by any dispute between A Participant and B Participant. Notwithstanding the foregoing, Lenders shall notify Borrowers in writing, promptly following the Effective Date, of the existence of the Participation Interest.
     D. Backup Security Interest. It is the intention of the parties hereto that the conveyance of the A Participation contemplated by this Agreement shall constitute a conveyance, transfer and assignment of an undivided beneficial interest in the Loans (and all Loan Documents related thereto) and the proceeds thereof from B Participant to A Participant and that such beneficial interest in the Loans of B Participant shall not be part of A Participant’s estate in the event of the filing of a bankruptcy petition by or against A Participant under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the conveyance, transfer and assignment contemplated hereby is not recognized as such, this Agreement shall constitute a security agreement under applicable law, and, in furtherance thereof B Participant shall be deemed to have granted, and does hereby grant, to A Participant a security interest in the Loans for the benefit of A Participant and its assignees as security for B Participant’s obligations hereunder, which pledge will be perfected by the possession of the promissory notes and participation certificates with respect to the Loans on behalf of A Participant by a financial institution agreed to by the Lenders.
     3. FUNDING OF DISBURSEMENTS. All Disbursements under any Loan that are to be advanced to or for the account of Borrowers pursuant to the Loan Documents after the date hereof shall be funded by B Participant and not by A Participant, in the manner set forth below:

     A. Disbursements for Interest. Notwithstanding the fact that any or all of the other conditions to a Disbursement set forth in the Loan Documents may not have been satisfied with respect to a Loan for a particular calendar month, so long as there is then no Event of Default with respect to such Loan, and a Date-Down Endorsement (dated as of the date of the funding) is obtained in connection therewith, B Participant shall fund, from the applicable Interest Holdback and in accordance with the Loan Agreement and Loan Documents, without further direction from the applicable Borrower, on the first (1st) day of each calendar month during the term of this Agreement, all accrued interest on the Loans. Notwithstanding the foregoing, B Participant shall have no obligation to fund interest from the Interest Holdback if B Participant has determined to take an Enforcement Action, if the Interest Holdback is exhausted or if B Participant has made a non-recoverability decision under Section 5K. Interest that would be payable to B Participant under Section 4 may be disbursed to B Participant by book entry, and all interest disbursed from the Interest Holdback, whether in cash or by book entry, shall be added to the principal balance of the applicable Note.
     B. Disbursements for Construction and Other Holdbacks. B Participant agrees to disburse Loan proceeds from the Holdbacks (other than the Interest Holdback) in accordance with and subject to the terms and conditions of the applicable Loan Agreement and Loan Documents and the terms and conditions of this Agreement.
     C. Disbursements for Borrower Reimbursable Costs. If a Borrower Reimbursable Cost is to be paid from the proceeds of the Loan and if the applicable Loan Documents authorize debiting the Loan or Borrower Reimbursable Cost without specific authorization from the applicable Borrower, then, B Participant shall fund to itself such Borrower Reimbursable Cost without any specific consent or authorization from the applicable Borrower or A Participant to the extent permitted by the Loan Documents on the same basis as any other Disbursement made hereunder.
     D. Payment Procedure. All payments by a Lender to the other Lender shall be made in accordance with the procedure set forth in Section 8 hereof.
     E. Compliance by Borrower with Loan Documents. The advancement of a Disbursement by B Participant to or for the account of a Borrower shall not be deemed or construed to constitute a representation or a waiver by B Participant with respect to a Borrower or a Borrower’s compliance with the Loan Documents.
     F. Duty To Fund. Nothing in this Section 3 shall relieve B Participant of its obligation to fund each Disbursement when and as required by the Loan Documents and this Agreement; provided, however, that in no event shall B Participant’s total exposure for a particular Loan principal be required to exceed the maximum current commitment for such Loan set forth on Exhibit E, as same may be changed through a Modification.
     4. INTEREST. A Participant shall be entitled to interest on the A Participation at the A Participant Interest Rate, and, subject to the provisions of Section 8B hereof, A Participant shall be entitled to be paid such interest to the extent of interest available in any calendar month under Section 3A, and from interest paid in cash by Borrowers or Guarantors, and B Participant shall receive all other interest, fees and charges (other than repayment of principal) paid with respect to the Notes and Loans in any calendar month, including Default Interest, all prepayment fees, premiums and charges, exit fees, per unit exit fees, extension fees, late fees, and other loan fees and assumption fees. If with respect to any calendar month there are insufficient funds available from the sources described in the first sentence of this section to pay interest to A Participant for such month, such unpaid interest shall accrue at the A Participant Interest Rate until paid.
     5. SERVICING OBLIGATIONS OF B PARTICIPANT. B Participant shall administer and service the Loans in accordance with the Loan Documents and the terms of this Agreement. B Participant shall supervise and coordinate the making of all Disbursements pursuant to the Loan Documents and, except as otherwise set forth in this Agreement, B Participant shall have the power and duty to make decisions under, and to enforce and to perform in accordance with, the Loan Documents in connection with loan administration, inspections, review of financial data and other matters involved in the administration and servicing of the Loans. Without limiting the generality of the foregoing, B Participant shall administer and service the Loan in accordance with the provisions of Section 5A (collectively, the “Servicing Standards”):
     A. Servicing of Loan by B Participant. B Participant shall service the Loans, on behalf of the A Participant and B Participant, with the same care, skill and diligence that B Participant exercises in servicing similar loans for its account alone (assuming an arms’ length relationship with the borrowers under such other loans and without regard to any other lending or banking relationship with such borrowers or any of their respective Affiliates or any entities controlled by some or all of the principals of such borrowers) and in accordance with all applicable regulatory servicing requirements, subject to the specific rights and obligations set forth herein. In no event shall B Participant be obligated to violate applicable laws or the terms of any Loan Documents. Without limiting the generality of the foregoing, B Participant’s servicing obligations hereunder shall include the following:
     (i) B Participant shall discharge in a timely manner each and every obligation which the Loan Documents provide is to be performed by the lender thereunder, either on its own behalf or on behalf of A Participant;
     (ii) B Participant shall incur costs (including Protective Advances) in accordance with the provisions of this Agreement and the Loan Documents; and
     (iii) Subject to the provisions of this Agreement, B Participant shall in all other respects be responsible for the administration of the Loans.
     B. Books and Records. B Participant shall at all times keep proper books of account and records regarding the Loans and the Lenders’ interests in the Loans. Such books and records shall be available for inspection by A Participant or its representatives and agents at the office of B Participant described in Section 19 hereof at all reasonable times during B Participant’s normal business hours on any Business Days, in each instance upon ten (10) Business Days’ prior notice to B Participant. In addition, upon request by A Participant, B Participant, at the sole cost and expense of A Participant, shall promptly send copies (the number of copies of which shall be reasonable) of such books and records to A Participant.

     C. Collection of Payments; Interest Holdback; Direct Payment of Fees. Subject to the provisions of this Agreement, B Participant shall have the exclusive right and obligation to collect any and all sums (including, without limitation, interest payable by Borrowers directly and interest advanced from any Interest Holdback, as described in Section 3B hereof) due or collectible in connection with the Loans, including, without limitation, by making a draw under any letter of credit or certificate of deposit held by B Participant, provided that such draw is permitted by the terms of the Loan Documents.
     D. Allocation of Expenses. B Participant shall use commercially reasonable efforts to recover from Borrowers and, to the extent of any guaranty for same, Guarantors, all Borrower Reimbursable Costs incurred by B Participant. To the extent not reimbursed by a Borrower or Guarantor pursuant to the foregoing, B Participant shall advance any Borrower Reimbursable Costs. Such advanced Borrower Reimbursable Costs shall bear interest at the applicable Interest Rate and shall be paid to B Participant, along with such accrued interest, first from any repayment thereof by the applicable Borrower thereof and then from principal payments on the affected Loan before any distribution of principal to Lenders with respect to such Loan. Each Lender shall be solely responsible for any taxes, breakage costs, swaps or other hedge agreements, any regulatory requirements (including capital adequacy requirements and LIBOR requirements) that are specific or personal to such Lender as an entity.
     E. B Participant’s Duty To Advise A Participant; Delivery of Default Notices. B Participant shall deliver to A Participant such information relating to the Loans as A Participant may reasonably request from time to time; provided, however, that to the extent A Participant requests information which is dependent on B Participant obtaining such information from a Borrower, Guarantor or other third party, it shall not be a breach by B Participant hereunder if B Participant fails to provide such information to A Participant because a Borrower, Guarantor or other third party has failed to provide such information to B Participant. B Participant shall also use its commercially reasonable efforts to promptly advise A Participant of any matter of which B Participant becomes aware relating to the Loans, any of the Collateral, or any Borrower that, in B Participant’s commercially reasonable judgment, materially and adversely affects the interests of the Lenders hereunder. B Participant shall deliver to A Participant a copy of any written notices of default sent to a Borrower or Guarantor.
     F. Limitation on B Participant’s Liability. Neither B Participant nor any of its officers, directors, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by them or any one of them under or in connection with the Loans, the Collateral or any portion thereof or this Agreement, except for B Participant’s gross negligence, willful misconduct or material breach of this Agreement. B Participant shall incur no liability to A Participant by acting in good faith upon any notice, consent, certificate or other instrument or writing (including telegram, cable, telex, e-mail or telecopy) reasonably believed by B Participant to be genuine and to have been signed or sent by the proper party.
     G. Releases of Collateral. B Participant is hereby authorized, as agent for and in the name of A Participant and B Participant and without any further consents or authorizations of A Participant, to (i) consent to the subordination of the lien of the Security Instrument to any Declaration to the extent required by the Loan Documents or by law, (ii) grant partial releases of any individual Condo Units to the extent allowed by the Loan Documents, and (iii) grant partial releases of the condominium common areas so long as such partial releases are effected in substantial compliance with all of the pertinent requirements and conditions of the Loan Documents. B Participant is further authorized to release or assign any lien granted to or held by B Participant upon any Collateral upon payment of any Loan in full and satisfaction in full of all of the Secured Obligations with respect to a Loan and upon termination of this Agreement.
     H. Servicing and Loan Administration Decisions.
     (i) B Participant Decisions. B Participant shall have full power and authority, acting alone or through sub-servicers (it being understood that use of a subservicer will not release B Participant of its obligations under this Agreement), to do or cause to be done any and all things in connection with the servicing and administration of the Loans that it may deem necessary or desirable, may make all servicing decisions in its sole and absolute discretion, subject to the Servicing Standards, including, without limitation, the following:
     (a) (i) Modify or amend in any material respect any of the Loan Documents, (ii) waive any of the Lenders’ material rights thereunder, (iii) waive any material condition to any Borrower’s right to receive Disbursements, insurance proceeds, condemnation awards or other sums pursuant to the Loan Documents or to the completion of the Renovations or any restoration following a casualty or condemnation or to the entering into of any Condo Purchase Agreement or to closing any sale of any Condo Unit or obtaining a partial release in connection therewith, (iv) determine if any Holdback is In Balance, and (v) grant any material approvals or determinations with respect to Cost Savings, or modifications of or reallocations within the Sources and Uses Schedule.
     (b) Forgive or reduce the Indebtedness of a Borrower under any of the Loan Documents (including interest at the Default Rate and late fees), increase the Indebtedness (including the Protective Advances (subject to the limitations contained herein)) evidenced by the Notes or any of the other Loan Documents, and permit the Loan Documents to secure any indebtedness other than the Indebtedness.
     (c) Reduce the Interest Rate under, or modify the maturity date of, any Note.
     (d) Release or approve a transfer or encumbrance of any of the Collateral or accept substitute collateral for the Loan or agree to reduce any of the Condo Minimum Sales Prices or the Condo Release Prices.
     (e) Release any party or parties now or hereafter liable for the payment of the Loan or the performance of any other obligation relating thereto, including, without limitation, in connection with any guaranty or any environmental indemnity.
     (f) Permit the Collateral, or any portion thereof or any interest therein, or the beneficial ownership of Borrower, or any portion thereof, to be conveyed or transferred to any other person or persons or permit the Indebtedness, or any portion thereof, to be assumed by any other person or persons.
     (g) Cancel or agree to the termination of any of the Loan Documents.
     (h) Approve any change order which would materially alter the use, type or construction quality of the Collateral or reduce the number of Condo Units set forth in the Condo Plan or any other Material Change Order.
     (i) Consent to any agreement in any Insolvency Proceeding relating to any Loan, any Borrower, any Guarantor, or any Collateral, including, without limitation, voting for a plan of reorganization. Notwithstanding the foregoing, B Participant may take any and all actions reasonably necessary to obtain relief from any stay imposed as part of (or seek dismissal of) any Insolvency Proceeding relating to any Loan, any Borrower, any Guarantor or any Collateral.
     (j) Consent to any direct or indirect transfers or pledges of the ownership interests in any Borrower, any change in management of any Borrower (or its permitted successors and assigns), any material change in the organizational documents of any Borrower or any Mezzanine Borrower (or any successor manager), or any transfers of the equity interests of any Mezzanine Borrower (or any successor manager).
     (k) Approve any material modification, extension or termination of any Lease to the extent such material modification, extension or termination requires Lender’s consent pursuant to the terms of the Loan Documents.
     (l) Subordinate the liens of the Security Instrument or any other Loan Document.
     (m) Consent to any senior or subordinate financing affecting Borrower or the Collateral, or any mezzanine financing affecting Borrower or any direct or indirect member of Borrower.
     (n) Waive any material default under the Loan Documents.
     (o) Consent to material alterations of the Condo Plans or any material physical alterations of the Collateral.
     (p) Settle, or consent to the settlement of, (1) any insurance claim or (2) any condemnation claim.
     (q) Consent to the application of condemnation awards or insurance proceeds for any purpose for the restoration of any Project in accordance with the terms of the Loan Documents or application to the Secured Obligations.
     (r) Materially amend, or waive any material provision of, any Mezzanine Intercreditor Agreement or Third Party Intercreditor Agreement,

consent to any material amendment to, or waiver of any material obligation under, any Mezzanine Loan Documents, and make all decisions with respect to the Loans under any Intercreditor Agreement and Third Party Intercreditor Agreement.
     (s) Consent to any change in any Project that would result in the termination or unavailability of any material Entitlement, franchise, license or approval for the Project contemplated by the Loan Documents.
     (t) Take any Enforcement Action.
     (u) Sell any Loan to a third party, free of the participation interests created hereunder, that is considered by B Participant to be expensive or time consuming to service or to present unusual servicing difficulties in comparison to the average Loans in the portfolio, or credit impaired or likely to become credit impaired, so long as the Net Collections of such sale are distributed as set forth in Section 7D hereof or otherwise sell any Loan with the consent of A Participant, such consent not to be unreasonably withheld.
     (v) Accept a deed in lieu or in aid of foreclosure.
     (w) If applicable, approve a Mezzanine Loan on the terms set forth in the Loan Agreement and enter into a Mezzanine Intercreditor Agreement in connection therewith.
     (x) If the applicable Loan is subject to a Third Party Intercreditor Agreement with any entity other than Affiliate of B Participant, exercise any buy-sell rights, redemption rights or similar rights.
     I. Reporting. B Participant shall furnish A Participant, on the fifteenth day of each month (or the first Business Day thereafter) a report on the Loans in the form set forth on Exhibit F.
     J. Servicing Fees Payable to B Participant. B Participant shall perform its loan servicing obligations and exercise its rights under this Agreement at no cost or expense to A Participant other than B Participant’s reasonable, actual, out-of-pocket costs and expenses incurred in connection with its loan servicing obligations and rights hereunder, which shall be advanced by B Participant, bear interest at the Interest Rate for the applicable Loan and be repaid from any principal payments on the affected Loan before any distribution of principal to Lenders with respect to the Loan.
     K. Nonrecoverability. Notwithstanding anything to the contrary contained herein, in no event shall B Participant be obligated to advance any Borrower Reimbursable Cost, interest payments with respect to a Loan, Protective Advance or Post-Acquisition Cost if B Participant determines, in its sole discretion, that such amount, when combined with all previous such advances for such Loan, would not ultimately be recoverable from insurance proceeds, condemnation proceeds, liquidation proceeds or proceeds from the sale of such Loan or Collateral.

     6. DEFAULTS; ACQUISITION OF COLLATERAL.
     A. Notice of Default to Other Lender. Each Lender shall give prompt telephonic and written notice to the other Lender of any material default by a Borrower under any of the Loan Documents of which the first Lender acquires knowledge, whether such knowledge is acquired by reason of notice or otherwise. Each Lender shall promptly forward to the other Lender copies of any and all notices, correspondence and other materials that may be sent to or received by the first Lender in connection with any such default by a Borrower.
     B. Discretion of B Participant in Responding to Defaults of Borrower. Upon the occurrence of an Event of Default under any of the Loan Documents, B Participant shall determine the response to such default and course of action with respect to such default, and B Participant shall have no such duty to consult with A Participant, including, without limitation, (i) the selection of attorneys to be used in connection with any action, whether judicial or otherwise, to protect the respective interests of the Lenders in the Loan and the Collateral, (ii) the declaration and recording of a notice of such default and the acceleration of the maturity of the Loan, (iii) the institution of proceedings to foreclose the Loan Documents securing the Loan pursuant to the power of sale contained therein or through a judicial action, (iv) the institution of proceedings against any Guarantor, (v) the acceptance of a deed in lieu of foreclosure, (vi) the purchase of the real property Collateral at a foreclosure sale or trustee’s sale or the purchase of the personal property Collateral at a Uniform Commercial Code sale, and (vii) the institution or continuation of proceedings to obtain a deficiency judgment against such Borrower or any Guarantor.
     C. Acquisition of Collateral. If title to any or all of the Collateral is now owned or hereafter acquired by B Participant by foreclosure, by deed in lieu of foreclosure, by power of sale or by sale pursuant to the Uniform Commercial Code, or otherwise, title to all such Collateral so acquired shall be held in the name of a limited liability company or such other entity as may be approved by the B Participant (the “Ownership Entity”) (whether already in existence or formed by B Participant for such purpose), in which B Participant or its wholly-owned subsidiary or Affiliate shall be the sole managing member and in which B Participant (or its wholly-owned subsidiary or Affiliate) shall have a membership interest and A Participant shall have a membership interest that allows it to receive interest and principal payments in accordance with Sections 4 and 7D hereof. The purposes of the Ownership Entity shall be to hold the Collateral pending sale, complete construction of such Project, sell any Condo Units, and operate the Collateral as efficiently as possible in order to minimize financial loss to the Lenders and to sell the Collateral as promptly as practicable in a way designed to minimize financial loss to the Lenders. If so determined by B Participant, in its sole discretion, B Participant may cause its interest in any Ownership Entity, but not that of the A Participant, to be held through a Taxable REIT Subsidiary (as defined in the Tax Code) with respect to B Participant, and B Participant shall have the right to make the necessary elections under the Tax Code. Nothing in this Section 6C or anything else in this Agreement shall be deemed to affirmatively require B Participant to acquire all or any portion of the Collateral in the event of significant environmental contamination thereof.
     D. Management and Disposition of Acquired Collateral; Expenses. All decisions concerning the management and maintenance of the Collateral acquired by the Ownership Entity shall be made in the manner set forth in Section 7 hereof. During the period that the Collateral acquired by any Ownership Entity is subject to A Participant’s and B Participant’s Participation interests, all expenses shall be funded by B Participant (to the extent not payable out of revenues) and shall accrue interest at the Interest Rate.
     7. ASSET MANAGEMENT OBLIGATIONS OF B PARTICIPANT. After foreclosure of the Security Instrument or acceptance of a deed in lieu of foreclosure or acquisition of the Collateral by power of sale or pursuant to the Uniform Commercial Code, B Participant shall serve as asset manager for the acquired Collateral and shall manage such Collateral in accordance with the Servicing Standards and Section 7F, subject to the specific rights and obligations set forth herein. B Participant shall perform such asset management obligations at no cost or expense to the Lenders other than the Asset Management Fees payable to B Participant by the Lenders pursuant to Section 7I hereof and reimbursement for the reasonable expenses referred to in Section 7D hereof that are advanced or incurred by B Participant in connection with its obligations under this Section 7 in accordance with said Section 7D. B Participant may perform, at no additional cost to Lenders, any of its obligations hereunder by or through its Affiliates, agents, employees or attorneys (but the B Participant shall remain liable therefor). B Participant shall supervise and coordinate the construction, ownership, management, leasing and preservation of the Collateral as well as all other matters involved in the administration and preservation of the Collateral. Without limiting the generality of the foregoing, B Participant shall administer the Collateral in accordance with the following:
     A. Management of Collateral by B Participant. B Participant’s asset management obligations hereunder, in its capacity as the manager of the Ownership Entity, shall include the following:
     (i) B Participant shall cause the Ownership Entity to retain property management and leasing firms and other agents and contractors.
     (ii) B Participant shall cause the Ownership Entity to prepare, or cause to be prepared, quarterly operating statements, quarterly financial statements and annual income tax returns for the Collateral and the Ownership Entity, all in accordance with generally accepted accounting principles consistently applied in the United States.
     (iii) B Participant shall cause the Ownership Entity to prepare, or cause to be prepared, (y) annual operating and capital budgets for the operation of the Collateral and, if construction of the Project is not yet completed, a construction budget (“REO Budget”), and (z) sales reports, progress reports and other similar types of reports customary for entities of the same type as the Ownership Entity, and B Participant shall cause the agents and contractors described in subsection (i) above to comply with the REO Budget.
     (iv) B Participant shall cause the Ownership Entity to distribute monthly reports to the Lenders reflecting any net operating income (less reasonable reserves as set forth in the REO Budget) from the Collateral.

     (v) If required because the Project has not been completed, or if set forth in the REO Budget, B Participant shall cause the Ownership Entity to enter into contracts for the completion and maintenance of the Project, including contracts with the general contractor, the Project architect and the major subcontractors.
     (vi) B Participant shall cause the Ownership Entity to enter into and consummate contacts for the sale of Condo Units pursuant to parameters determined by B Participant, which parameters need not require a minimum selling price for any such Condo Unit greater than the Condo Minimum Sales Price for such Condo Unit. The guidelines described in this Section 7A(vi) shall collectively be referred to herein as the “Sales Guidelines”.
     (vii) Following acquisition of the Collateral as provided herein, B Participant (A) shall have the right but not the obligation to terminate the property manager or the exclusive sales agent (if any) and (B) shall have the sole right to hire and terminate property managers, sales agents and, if the Project is not then fully complete at the time in question, contractors, architects and other design and construction professionals and consultants.
     (viii) B Participant shall cause the Ownership Entity to maintain property, casualty and liability insurance that is materially similar to the insurance required to be provided by Borrower immediately prior to the acquisition of the Collateral and materially similar to the insurance customarily maintained for similar properties in the relevant market.
     (ix) B Participant shall cause the Ownership Entity to use its reasonable efforts to sell the Collateral to an unaffiliated third party for cash within three (3) years after the date of the Ownership Entity’s acquisition of the Collateral.
     (x) B Participant shall cause the Ownership Entity to hire legal counsel when necessary or desirable.
     B. Books and Records. B Participant shall cause the Ownership Entity at all times to keep proper books of account and records regarding the Collateral. Such books and records shall be available for inspection by A Participant or its representatives and agents at the office of Participant described in Section 19 hereof at all reasonable times during B Participant’s normal business hours and on any Business Day upon not less than ten (10) Business Days’ prior notice to Participant; further, upon request by A Participant, B Participant, at the sole cost and expense of A Participant, shall promptly send copies (the number of which shall be reasonable) of such books and records to A Participant.
     C. Collection of Revenue. Subject to the terms of this Agreement, B Participant shall have the exclusive right and obligation to collect any and all revenues generated by the Collateral (including proceeds from the sale of Condo Units), deposit such revenues into an interest bearing account for the benefit of the Lenders, and pay all Post-Acquisition Costs from such revenues. All such revenues shall be distributed at the times and in the manner provided in Section 7D hereof.

     D. Allocation of Expenses. B Participant shall use its reasonable efforts to recover from the operation of the Collateral all reasonable expenses incurred by B Participant in connection with the management of the Collateral in accordance with this Agreement. No less frequently than once each calendar month, subject to the immediately preceding sentence of this Section 7D, all net cash flow from the Collateral shall be distributed in the following order:
     (i) First, to pay unpaid Post-Acquisition Costs incurred in accordance with this Agreement in connection with the preservation, operation and management of the Collateral, and any unpaid Borrower Reimbursable Costs for the affected Loan, together with interest thereon at the Interest Rate for the affected Loan.
     (ii) Second, to pay any unpaid Asset Management Fees, in accordance with this Agreement.
     (iii) Third, to fund such reserves for the payment of real property taxes, insurance premiums and the like and operating expenses and capital expenditures, and in such amounts, as are set forth in the REO Budget.
     (iv) Fourth, to be applied, along with all other amounts received on the other Loans except for principal repayments, as set forth in Section 4.
     (v) Fifth, with respect to any Net Collections received under Section 7H, seventy percent (70%) to A Participant and thirty percent (30%) to B Participant.
     E. B Participant’s Duty To Advise A Participant. In addition to the requirements of Section 7A hereof, after acquisition of the Collateral, B Participant shall deliver to A Participant such monthly reports relating to the Collateral as A Participant may reasonably request. B Participant shall also use its reasonable efforts promptly to advise A Participant of any matter of which B Participant becomes aware relating to any of the Collateral that, in B Participant’s reasonable judgment, materially affects the interests of the Lenders hereunder.
     F. Standard of Care. B Participant shall exercise the same degree of care in the management of the Collateral that B Participant would exercise if such Collateral were being held by B Participant for its own account alone, and B Participant shall manage the Collateral in accordance with all applicable regulatory requirements. Neither B Participant nor any of its officers, directors, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by them or any one of them under this Agreement or in connection with the Collateral or any portion thereof, except for gross negligence, willful misconduct or material breach of this Agreement. B Participant shall incur no liability to A Participant by acting in good faith upon any notice, consent, certificate or other instrument or writing (including telegram, cable, telex or telecopy) reasonably believed by B Participant to be genuine and to have been signed or sent by the proper party.

     G. Post Acquisition Major Decisions. Subject to the standard of care set forth in Section 7F above, B Participant may take all of the following actions, without consultation with or approval of A Participant:
     (i) Enter into any capital transaction, including the sale, transfer or release of a portion of the Collateral or purchase money financing in connection with the sale of a portion of the Collateral (the sale, transfer or release of all or substantially all of the Collateral shall be governed by the provisions of Section 7H hereof).
     (ii) Incur indebtedness for borrowed money.
     (iii) Authorize capital improvements and physical or structural changes to the Collateral.
     (iv) Authorize any easements or other changes to title, other than recordation of the Declaration or substantially similar declaration of condominium, subordination of the lien of the Security Instrument to the Declaration or such substantially similar declaration, and the recording of documents contemplated therein.
     (v) Settle any insurance claim and settle any condemnation awards.
     (vi) Execute any written release of a Borrower, any Guarantor, any Mezzanine Lender, or any other party now or hereafter liable for the payment of a Loan or the performance of any other obligation relating thereto, including in connection with any Guaranty, any Environmental Indemnity, or the Mezzanine Intercreditor Agreement, or amend in any way any Mezzanine Intercreditor Agreement or Third Party Intercreditor Agreement or enter into any other agreement with a Mezzanine Lender.
     (vii) Enter into any lease for the Collateral or any new property management agreement relating to the Project, or approve any modification to a Lease, property management agreement, exclusive sales agreement, architect’s agreement, construction agreement, or other material agreements relating to the Project.
     (viii) Obtain any insurance for the Ownership Entity or the Collateral consistent with insurance customarily maintained for similar properties in the relevant market except as required by applicable Law after submission of the Project to a condominium form of ownership.
     (ix) Make any changes in the Ownership Entity’s accounting methods (from generally accepted accounting principles consistently applied) or make any tax elections (including an election to have the Ownership Entity taxed as a “pass-through” entity).
     (x) Make expenditures for any REO Budget line item.
     (xi) Permit any change in the Project that would result in the termination or unavailability of any material Entitlement, franchise, license or approval for the Project as contemplated by the Loan Documents.

     (xii) Enter into any financing affecting the Collateral or the Ownership Entity.
     (xiii) Institute any new Enforcement Action against a Borrower, any Guarantor or any other Person.
     H. Sale of Collateral. If the B Participant elects to accept a written offer from an unaffiliated third party for the sale of the Collateral, B Participant shall proceed to final documentation and shall use reasonable efforts to effect the sale. Net Collections shall be applied in the order of priority set forth in Section 7D hereof, and B Participant shall wire transfer to A Participant, within five (5) Business Days after B Participant’s receipt, seventy percent (70%) of the Net Collections received by B Participant after first deducting therefrom any sums required by the purchase agreement (i) to be held back in order to cover post-closing re-prorations and/or (ii) to be deposited into escrow in order to cover the Ownership Entity’s contingent liabilities, if any, under the purchase agreement for representations and warranties that survive the closing. Upon release to the Ownership Entity of any amounts referred to in clauses (i) or (ii) above, B Participant shall send A Participant 70% thereof.
     I. Asset Management Fee and Other Compensation Payable to B Participant. In consideration of B Participant’s performing its obligations under this Section 7, the Lenders shall pay to B Participant, in lieu of any servicing fees, a monthly asset management fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 0.25% multiplied by the outstanding, principal balance of the affected Loan or the outstanding principal balance immediately prior to foreclosure. The Asset Management Fee shall be payable monthly in advance to B Participant, from the revenues generated by the Collateral, and B Participant is hereby authorized to deduct the Asset Management Fee from such revenues generated by the Collateral in accordance with Section 7D hereof. To the extent such fee is not paid from revenues generated from the Collateral, such fee shall be advanced by B Participant as a Protective Advance or Post-Acquisition Cost, such amount shall accrue interest at the Interest Rate for the applicable Loan and shall be paid to B Participant on a monthly basis or at the time of sale of the Collateral before any distribution of Net Collections to Lenders in accordance with Section 7D hereof.
     J. Participant REIT Compliance. A Participant acknowledges it has been advised by B Participant that B Participant is a REIT or owned by REIT and that the manner in which mortgaged property taken through foreclosure or other means is managed could subject the REIT to a 100% tax on its net income from “prohibited transactions” such as the sale of inventory. A Participant further acknowledges that it has been advised by B Participant that there is an election that the REIT can make for foreclosure property that can allow it to avoid having prohibited transaction income, but only if the property is managed in accordance with the rules for that election. Any such election and the attendant tax return filings shall be the sole responsibility of B Participant, and A Participant shall have no responsibility or liability in connection therewith. B Participant acknowledges that A Participant does not have expertise in this area. B Participant shall be solely responsible for determining the specifics of how to comply with the REIT provisions of the Tax Code. A Participant shall have no obligation to determine how to comply with the relevant Tax Code provisions. B Participant shall only comply with the REIT provisions of the Code to the extent such compliance is reasonable, practical, and consistent with the terms of this Agreement. A Participant shall have no obligations under this Section 7J. B Participant’s specific approval shall be required for continued construction on the property except as otherwise permitted under this Agreement, for the engagement of a manager for the property other than a third party manager not affiliated with A Participant or B Participant, for any sales or business plan that entails a holding period of more than 3 years for the property and for any leasing of the property except in accordance with this Agreement. This Section 7J shall terminate from and after the date on which the B Participant is no longer wholly or partially owned by a REIT.
     8. PAYMENTS.
     A. Application of Principal and Certain Other Payments by A Participant. If after the Effective Date B Participant receives principal payments (except to the extent such payments are entitled to be retained by B Participant as expressly provided herein) under a Loan then after payment of any Borrower Reimbursable Costs with respect to such Loan, B Participant shall forward to A Participant on the fifteenth (15) day of each month (or if the fifteen (15th) day is not a Business Day, the immediately following Business Day of the month) A Participant’s seventy percent (70%) interest in such principal payments received in the prior calendar month, and B Participant shall retain the remainder of such payments received in the prior calendar month. Payments which are not received in immediately available funds shall not be deemed to have been received by B Participant until B Participant shall have fully collected such principal payments. B Participant shall not be required to remit to A Participant any amount not actually collected by B Participant. If B Participant receives reimbursements for Borrower Reimbursable Costs (including Protective Advances) from a Borrower, B Participant shall first use such funds to reimburse itself for Borrower Reimbursable Costs (and any accrued and unpaid interest thereon). If B Participant receives any insurance proceeds or condemnation payments under a Loan, which funds are not used to repair, rebuild or restore the related Project in accordance with the terms of the Loan Documents, or if there are insurance or condemnation proceeds that have not been disbursed following such repair, restoration or rebuilding, then, subject to the terms of the Loan Documents, after payment of any unreimbursed Borrower Reimbursable Expenses and Protective Advances, B Participant shall forward to A Participant on the fifteenth (15th) day of each month (or if the fifteen (15th) day is not a Business Day, the immediately following Business Day of the month) following receipt, A Participant’s seventy percent (70%) interest in such proceeds or payments, and B Participant shall retain the remainder of such payments. All payments of principal, insurance and condemnation proceeds received by A Participant shall be used to reduce the principal amount of the A Participation.
     B. Application of Other Payments. Each payment received by B Participant on account of a Loan other than payments described in Section 8A above, , whether received directly from a Borrower or any other Person liable for the payment of all or any portion of such Loan shall be applied as follows: first, to B Participant’s Borrower Reimbursable Costs and other permitted Loan costs payable to B Participant (and accrued and unpaid interest thereon); second, described in Section 4.

     9. REPRESENTATIONS OF B PARTICIPANT TO A PARTICIPANT.
     A. Representations and Warranties. In addition to any representations of and warranties of B Participant set forth in the Purchase Agreement, B Participant hereby represents and warrants to A Participant, as of the Effective Date, as follows:
     (i) Ownership of Participation Interest. Upon the Effective Date, B Participant will be the owner of the B Participation; B Participant has not sold, transferred, hypothecated or otherwise disposed of all or any portion of the Participation Interest; and B Participant has acquired the B Participation for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof, provided, however, that B Participant has the full right to grant participations in the B Participation and to assign its interest in the B Participation, subject to and in accordance with Section 12 hereof.
     (ii) Authorization. B Participant has received all authorizations of such other bodies or Persons as are necessary to authorize (i) B Participant’s execution and delivery of this Agreement, and (ii) the consummation by B Participant of the transactions contemplated hereby, and all such authorizations remain in full force and effect.
     (iii) Relationship Between B Participant and Borrowers. B Participant is not a partner or joint venturer with any Borrower, nor is B Participant an agent of any Borrower, or vice versa; and, except as set forth in the Loan Documents or as otherwise disclosed to A Participant in writing, B Participant has no interest whatsoever in any Borrower or, except pursuant to this Agreement, any of the Collateral.
     (iv) Contravention. Neither the execution and delivery of this Agreement nor consummation by B Participant of the transactions contemplated hereby nor compliance by B Participant with the terms, conditions and provisions herein set forth (or any of them) will conflict with or result in a breach of any of the material terms, conditions or provisions of (a) any material contractual obligation to which B Participant is now a party or the terms of the Loan Documents, (b) any judgment or order, writ, injunction, decree or demand of any court applicable to B Participant, or (c) any applicable requirement of law in any material respect.
     (v) Brokers. B Participant has not dealt with any broker, investment banker, agent (excluding counsel), or other Person who may be entitled to any commission or compensation in connection with the sale of the Loans to B Participant.
     B. No Warranty of Payment. The representations and warranties of B Participant set forth in Section 9A hereof or otherwise contained in this Agreement shall in no event be construed as a warranty or guarantee by B Participant as to (i) future payments by any Borrower or Guarantor, (ii) any Borrower’s or any Guarantor’s future compliance with or performance of any of the terms and conditions contained in the Loan Documents, or (iii) the collectibility of the Loans. B Participant does not warrant or guaranty to A Participant that Fremont has transferred and assigned the Loans and the Loan Documents with good title or without any encumbrances.

     10. REPRESENTATIONS OF A PARTICIPANT TO B PARTICIPANT.
     A. Representations and Warranties. As used in this Section 10, “A Participant’s knowledge” and words of similar import shall mean the current, actual knowledge, without any duty of inquiry or investigation, of A Participant’s asset managers responsible for the administration of the Loans. In addition to the representations and warranties of Fremont set forth in the Purchase Agreement, A Participant hereby represents and warrants to B Participant, as of the Effective Date, as follows:
     (i) Authorization. A Participant has received all such authorizations of A Participant’s board of directors and such other bodies or Persons as are necessary to authorize (i) A Participant’s execution of this Agreement, and (ii) the consummation by A Participant of the transactions contemplated hereby, and all such authorizations remain in full force and effect.
     (ii) Relationship Between A Participant and Borrowers. A Participant is not a partner or joint venturer with any Borrower, nor is A Participant an agent of any Borrower, or vice versa; and, except as set forth in the Loan Documents or as otherwise disclosed to B Participant in writing, A Participant has no interest whatsoever in any Borrower or, except pursuant to this Agreement, any of the Collateral.
     (iii) No Cross-Default or Cross-Collateralization. No Loan is cross-defaulted with any other loan from A Participant and the Collateral does not secure any other loan from A Participant.
     (iv) Brokers. A Participant has not dealt with any broker, investment banker, agent (excluding counsel) or other Person who may be entitled to any commission or compensation in connection with the sale of the Loans to B Participant.
     (v) Contravention. Neither the execution and delivery of this Agreement nor consummation by A Participant of the transactions contemplated hereby nor compliance by A Participant with the terms, conditions and provisions herein set forth (or any of them) will conflict with or result in a breach of any of the material terms, conditions or provisions of (a) any material contractual obligation to which A Participant is now a party or the terms of the Loan Documents, (b) any judgment or order, writ, injunction, decree or demand of any court applicable to A Participant, or (c) any applicable requirement of law in any material respect.
     (vi) Solvency. As of the Effective Date and after giving effect to the consummation of the transactions contemplated by this Agreement, A Participant: (a) owns and will own assets the fair saleable value of which are (1) greater than the total amount of liabilities (including contingent obligations) of A Participant, and (2) greater than the amount that will be required to pay the probable liabilities of A Participant’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to A Participant; (b) has capital that is not insufficient in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. A Participant has not entered into this Agreement or the transactions contemplated under this Agreement with the actual intent to hinder, delay, or defraud any creditor.
     B. No Warranty of Payment. The representations and warranties of A Participant set forth in Section 10A hereof or otherwise contained in this Agreement shall in no event be construed as a warranty or guarantee by A Participant as to (i) future payments by any Borrower or Guarantor, (ii) any Borrower’s or Guarantor’s future compliance with or performance of any of the terms and conditions contained in the Loan Documents, or (iii) the collectibility of any Loan.
     11. RELATIONSHIP BETWEEN LENDERS. It is expressly understood and agreed that, with respect to this Agreement and the transactions contemplated hereby, as between themselves the Lenders shall occupy the status of, act as and be considered independent contractors and neither Lender shall in any event be considered an agent, creditor, partner or employee of the other Lender, it being the intent of the Lenders that this Agreement shall not constitute nor be construed to create a security agreement or partnership or joint venture of any kind between A Participant and B Participant. Neither Lender shall have a fiduciary relationship of any kind with the other Lender, and nothing in this Agreement, whether express or implied, is intended or shall be construed to impose upon either Lender any obligations with respect to the transactions contemplated hereby except as expressly set forth herein. No REMIC election shall be made in respect of any of the Loans.
     12. ASSIGNMENT; OTHER LOANS BY LENDERS; PURCHASE BY MEZZANINE LENDER.
     A. In General, No Assignment. Except as otherwise provided in Section 21 hereof with respect to B Participant’s right to use an Affiliate to perform one or more of its obligations under this Agreement, or as otherwise provided in this Section 12 with respect to each Lender’s right to sell sub-participation interests in the Loans or assign its entire interest in this Agreement, or as otherwise expressly provided in this Agreement, neither Lender shall sell participations in its participation interest or assign this Agreement, or any rights hereunder, to any other Person whomsoever, without the prior written consent of the other Lender, which consent may be given or withheld in the other Lender’s reasonable discretion. Any such sale, sub-participation or assignment without the consent of the other Lender shall be absolutely void and of no force or effect whatsoever. Notwithstanding anything to the contrary contained in this Agreement, neither B Participant nor A Participant shall sell, transfer or assign any interest in a Loan or any servicing in the Loans if such sale, assignment or transfer is not permitted under the related Loan Agreement. B Participant may not assign its rights and obligations as servicer (other than to an Affiliate and without relief from B Participant’s servicing obligations hereunder without the prior written consent of A Participant). Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of A Participant and B Participant and their respective successors and permitted assigns.
     B. Assignments. Notwithstanding Section 12A, either Lender (a “Transferring Lender”) may, in the ordinary course of its business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all of its commitment to make Disbursements) to the other Lender, any Affiliate of the other Lender or to a Permitted Transferee (each an “Acquiring Lender”), subject to the following provisions:
     (i) If B Participant is the Transferring Lender, such assignment shall be of the entire interest of such Transferring Lender’s rights and obligations under this Agreement, the Loans, the Loan Agreements and the other Loan Documents. If A Participant (or any assignee of A Participant) is the Transferring Lender, such assignment shall be of the entire interest or a portion of the interest of such Transferring Lender’s rights and obligations under this Agreement, the Loans, the Loan Agreements and the other Loan Documents, provided that in no event may there be more than ten (10) owners of the A Participation and the holders of the A Participation shall designate in writing one entity as the directing holder of such interest with full power and authority to bind all of the other holders for all purposes of this Agreement. B Participant may fully rely on all consents, approvals and other determinations made by such directing holder..
     (ii) Such assignment shall be made pursuant to a Transfer Supplement in substantially the form attached hereto as Exhibit D, duly completed, with such immaterial changes thereto as the Transferring Lender and the transferee shall agree upon (a “Transfer Supplement”).
     (iii) Any transfer to a Person which is not (a) a Lender, (b) an Affiliate of a Lender, or (c) otherwise a Permitted Transferee shall require the prior written consent of B Participant if such transfer is by A Participant, or by A Participant if such transfer is by B Participant, which consent may be withheld by A Participant and B Participant its reasonable discretion.
     (iv) If B Participant is the Transferring Lender, then such assignment shall be subject to the A Participation and all of A Participant’s rights under this Agreement.
     C. Assignment Procedures. In order to effect any such assignment the Transferring Lender and the Acquiring Lender shall execute and deliver to B Participant, with a copy to A Participant (if the Transferring Lender is B Participant) a duly completed Transfer Supplement; and, upon receipt thereof, B Participant shall accept such Transfer Supplement. Upon such execution, delivery and acceptance, from and after the close of business at B Participant’s office in New York, New York, on the Transfer Effective Date specified in such Transfer Supplement:
     (i) The Acquiring Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder.
     (ii) The Transferring Lender thereunder shall be released from its obligations under this Agreement and shall cease to be a party to this Agreement from and after the Transfer Effective Date specified in such Transfer Supplement.
     D. Tax Treatment. No assignment shall be effective if, in the judgment of that Lender which is not the Transferring Lender (based upon an opinion of counsel or as otherwise determined by such Lender in its reasonable discretion), such assignment would otherwise cause this participation arrangement to be a “taxable mortgage pool” under the Tax Code or otherwise be taxable as a corporation.
     E. Release of Obligations. Upon the consummation of the purchase and sale of the Transferring Lender’s interest in the Loans as aforesaid, the Transferring Lender shall be released from all obligations and liabilities under this Agreement and the Loan Documents arising on or after the consummation of the sale contemplated by this Section 12.
     F. Other Loans by A Participant or B Participant; Conflicts of Interest. B Participant shall have the right in the future to enter into additional credit arrangements and/or lending relationships with some or all of Borrowers, Borrowers’ principals or any Affiliates thereof, provided that (i) the entering into of such additional credit arrangements and/or lending relationships is not prohibited by the Loan Documents and (ii) such other credit arrangements are not cross-defaulted with any Loan or cross-collateralized with any of the Collateral. Nothing contained in this Agreement shall limit or preclude the right of B Participant to exercise any rights or remedies available to it with respect to any such arrangements or relationships. In addition, A Participant and B Participant recognize that if a future dispute or controversy should arise between them regarding the subject matter of this Agreement, and such dispute or controversy occurs at a time when such other lending relationships have been established by either or both of the Lenders, then either Lender may potentially claim that the other Lender has been induced by improper or conflicting motivations to make administrative decisions regarding the Loan which are not in the best interests of the Lender asserting the claim, but which may instead have been calculated to protect or advance the position of the accused Lender in its overall relationship with Borrower or its principals or Affiliates. Finally, both Lenders acknowledge that such a claim would be impossible, as a practical matter, to disprove or refute even if untrue, and both Lenders have determined for that reason to acknowledge and assume the risks that are inherent in the circumstances described above. Accordingly, subject to the proviso at the end of this sentence, each Lender hereby approves all such business relationships in which the other Lender may choose to participate, and hereby agrees for the benefit of the other Lender that, if any dispute or controversy should hereafter arise between them regarding or in any way relating to the Loans, such Lender shall not assert or raise against the other Lender any claim or defense based upon any alleged conflict of interest or improper disregard by the other Lender of the best interests of the first Lender due in whole or in part to a desire to protect or advance a greater or conflicting interest of the sort described above, and any and all such claims and defenses are hereby expressly waived and released absolutely and forever; provided that the foregoing acknowledgments, agreements and waivers shall not (i) diminish the Lenders’ duties to comply with their obligations set forth herein, including, without limitation, B Participant’s obligation hereunder to comply with the Servicing Standards, or (ii) otherwise apply to a breach of this Agreement by either Lender.
     G. Sharing of Payments. Except as otherwise expressly set forth herein (including, without limitation, with respect to costs and expenses due and payable solely to B Participant), neither Lender shall obtain any payment or payments (whether voluntary or involuntary, through the exercise of any right of set-off or otherwise) to be applied on account of its Participation interest unless such payment or payments shall be shared by both Lenders in accordance with the terms of this Agreement. If any such payment or payments are rescinded, set aside or otherwise recovered by or on behalf of the person or entity from whom the payment or payments are received, or by or for the creditors of such person or entity, then any such payment or payments made to the other Lender pursuant to the preceding sentence shall be returned to the Lender against whom such recovery is made.
     H. Purchase of Affected Loan by Mezzanine Lender. The Lenders hereby acknowledge and agree that if there is a Mezzanine Lender, the Mezzanine Lender may have the right, under certain circumstances, to purchase, in whole but not in part, one or more of the Loans in accordance with the terms of the applicable Mezzanine Intercreditor Agreement (the “Mezzanine Lender Loan Purchase”). Notwithstanding anything to the contrary contained in this Agreement, A Participant agrees that B Participant shall have the right, without any further consent from A Participant, to sell the entire affected Loan (including, without limitation, A Participant’s interest in the affected Loan) to Mezzanine Lender (or its designee) in accordance with the terms of the Mezzanine Intercreditor Agreement (and by such agreement, A Participant agrees that B Participant has the full power and authority to sell the entire affected Loan in accordance with the terms of the Mezzanine Intercreditor Agreement). In connection with such Mezzanine Lender Loan Purchase, each Lender shall have a right to the amounts due and payable to such Lender under this Agreement from the loan purchase price provided for in the Mezzanine Intercreditor Agreement, payable in accordance with the provisions of Section 8 hereof. In connection with the Mezzanine Lender Loan Purchase, and in time for the closing of such sale, A Participant shall (i) cause its interest in the affected Loan to be free and clear of all liens and encumbrances thereon, and upon the written request of B Participant, shall promptly deliver a written representation to B Participant that its interest in the affected Loan is so free and clear, and (ii) deliver to B Participant any original Loan Documents held by A Participant, or any of Borrower’s funds escrowed with A Participant in connection with the Loan.
     I. Exercise of Buy-Sell and Redemption Rights under Third Party Intercreditor Agreements. The Lenders hereby acknowledge and agree that pursuant to certain of the Third Party Intercreditor Agreements, the other parties (and B Participant) may have the right, under certain circumstances, to initiate buy-sell and redemption procedures in accordance with the terms of the applicable Third Party Intercreditor Agreement (the “Third Party Rights”). Notwithstanding anything to the contrary contained in this Agreement, A Participant agrees that B Participant shall have the right, without any further consent from A Participant, to elect to buy or sell or to redeem or accept a redemption of, the entire affected Loan (including, without limitation, A Participant’s interest in the affected Loan) to or from such third party not affiliated with B Participant in accordance with the terms of the Third Party Intercreditor Agreement (and by such agreement, A Participant agrees that B Participant has the full power and authority to elect to buy or sell or to redeem or accept a redemption of the affected Loan in accordance with the terms of the applicable Third Party Intercreditor Agreement). In connection with such Third Party Rights, each Lender shall have a right to the amounts due and payable to such Lender under this Agreement from the purchase or redemption price provided for in the Third Party Intercreditor Agreement, payable in accordance with the provisions of Section 8 hereof. In connection with the Third Party Rights, if the action taken is to sell the Loan or accept a redemption of the Loan, and in time for the closing of such sale, A Participant shall (i) cause its interest in the affected Loan to be free and clear of all liens and encumbrances thereon, and upon the written request of B Participant, shall promptly deliver a written representation to B Participant that its interest in the affected Loan is so free and clear, and (ii) deliver to B Participant any original Loan Documents held by A Participant, or any of Borrower’s funds escrowed with A Participant in connection with the Loan. If B Participant elects to purchase or redeem the portion of the affected Loan not owed by B Participant, B Participant shall fund the purchase by means of a Protective Advance, and such Protective Advance shall bear interest at the Interest Rate for the affected Loan.
     13. LENDERS’ TITLE INSURANCE. The Lenders hereby acknowledge and agree that the Title Policy insuring the lien of the Security Instrument securing the Loan which is required by the Loan Documents was issued in favor of A Participant as the only insured thereunder; and has been or will be endorsed to reflect B Participant as the only insured, but that A Participant shall share in B Participant’s interest therein, including any recovery thereunder, in accordance with the terms of this Agreement.
     14. TERMINATION. At such time as the outstanding principal amount of the A Participation has been reduced to zero, A Participant shall have no further rights or remedies under this Agreement or with respect to the Loans.
     15. NO THIRD PARTY BENEFICIARY. This Agreement is made for the sole benefit of A Participant and B Participant and their respective permitted successors and permitted assigns and no other Person or Persons (including, without limitation, Borrower and any other Lender) shall have any rights or remedies under or by reason of this Agreement.
     16. LEGAL FEES RELATING TO THIS AGREEMENT. No party to this Agreement shall be responsible for the payment of the legal fees or expenses incurred by the other party hereto in connection with the negotiation and execution of this Agreement or any subsequent modifications or supplements hereto.
     17. LITIGATION EXPENSES. If any lawsuit or proceeding is brought by any party hereto to enforce the terms of this Agreement, the unsuccessful party or parties to any such lawsuit or proceeding shall pay to the party or parties prevailing therein all of such prevailing party’s or parties’ court costs and reasonable legal fees and costs incurred in the prosecution or defense of such lawsuit or proceeding.
     18. BROKERAGE COMMISSIONS AND FINDER’S FEES. Each party to this Agreement hereby warrants to the other party hereto that the warranting party has had no dealings with any agent, broker or finder in connection with the negotiation of this Agreement, and each party hereto hereby agrees to indemnify, defend and hold the other party hereto harmless from and against any and all losses, costs, liabilities or expenses for any compensation, commission, charge or fee claimed by any such agent, broker or finder with respect to this Agreement or the creation of the interests in the Loan pursuant to the provisions hereof.
     19. NOTICES. All notices, requests, demands and consents of any kind which either of the parties hereto may be required or may desire to serve upon the other party hereto in connection with this Agreement shall be in writing and shall be delivered (as an alternative to personal service) by registered or certified mail, or by recognized overnight courier service. Any such notice, request, demand or consent so to be served by registered or certified mail, or recognized overnight courier service, shall be delivered with all applicable delivery charges thereon fully prepaid and shall be addressed to the party so to be served as follows:

If to A Participant:	Fremont Investment & Loan 2727 East Imperial Highway Brea, California 92821 Attn: Commercial Real Estate Asset Management

with a copy to:	Fremont Investment & Loan 2425 Olympic Boulevard 3rd Floor — East Santa Monica, California 90404 Attn: Alec G. Nedelman, Esq.

with a copy to	Alan Faigin

________________________________________________

________________________________________________

________________________________________________

If to Participant:	iStar Financial Inc. 1114 Avenue of the Americas 27th Floor New York, New York 10036 Attn: Chief Operating Officer

with a copy to:	iStar Financial Inc 1114 Avenue of the Americas 27th Floor New York, New York 10036 Attn: Nina B. Matis, Esq. General Counsel

with a copy to:	iStar Asset Services Inc. 180 Glastonbury Boulevard Suite 201 Glastonbury, Connecticut 06033 Attn: President

with a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Suite 1600 Chicago, Illinois 60661 Attn: Marcia W. Sullivan, Esq. Katten Reference: 208972-664
Service of any such notice, request, demand or consent so made by mail or courier shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt, as applicable, or at the expiration of the third (3rd) Business Day after the date of dispatch, whichever is earlier in time. Any of the parties hereto may from time to time, by notice in writing served upon the other parties as aforesaid, designate a different mailing address to which or a different person to whose attention all such notices, requests, demands and consents are thereafter to be addressed.
     20. ENTIRE AGREEMENT. This Agreement and the Purchase Agreement contain the entire agreement between A Participant and B Participant with respect to the subject matter hereof and supersede any and all other prior agreements, whether oral or written.
     21. PERFORMANCE BY B PARTICIPANT AFFILIATE. At B Participant’s option, any obligations to be performed by B Participant hereunder may be performed by an Affiliate of B Participant. In the event B Participant elects at any time upon notice to A Participant during the term of this Agreement to use such Affiliate, at B Participant’s sole cost and expense and without reimbursement from A Participant or deduction from any amounts paid by any Borrower that would otherwise be payable to A Participant, (a) B Participant shall cause every item or document that is required hereunder to be delivered, assigned, submitted or supplied to B Participant to name such Affiliate in lieu of B Participant where appropriate and shall further cause every such item or document to be delivered, assigned, submitted or supplied to such Affiliate and (b) A Participant shall cooperate with B Participant to do so. Notwithstanding B Participant’s election to use such Affiliate as described above, B Participant shall remain liable for the payment and performance of all of its obligations under this Agreement.
     22. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same agreement.
     23. SECTION HEADINGS. The headings of the several sections and paragraphs hereof are included only for convenience of reference and are not intended to govern or aid in the construction of any provision of the several sections and paragraphs hereof.
     24. GOVERNING JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     25. TIME OF ESSENCE. Time is hereby declared to be of the essence of this Agreement and of every part hereof.
     26. RIGHT TO SPECIFIC PERFORMANCE. BOTH LENDERS HEREBY ACKNOWLEDGE AND AGREE THAT THE DAMAGES TO BE INCURRED BY ANY ONE LENDER, AS THE CASE MAY BE, AS A RESULT OF THE OTHER LENDER’S DEFAULT AS DESCRIBED ABOVE WILL BE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN, THAT DAMAGES WILL NOT BE AN ADEQUATE REMEDY AND, THEREFORE, THAT IT IS BOTH NECESSARY AND APPROPRIATE FOR THE REMEDY OF SPECIFIC PERFORMANCE TO BE AVAILABLE TO THE NON-DEFAULTING PARTY.
     27. REGISTER. The B Participant shall maintain a register in which ownership of each Participation is recorded. B Participant and any agent of the B Participant may treat as the owner of a Participation the person in whose name such Participation is registered on the register on any applicable date for the purpose of receiving payments of principal of and interest and other amounts under such Participation and on any other date for all other purposes whatsoever, and none of B Participant nor any agent of B Participant shall be affected by notice to the contrary.
     28. WITHHOLDING. Each Lender (and any assignee) must certify to B Participant that it is either (i) a corporation organized under the laws of the United States or any State thereof (or a subsidiary of such a corporation, the separate existence of which is disregarded for federal income tax purposes) or (ii) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments to be made to it hereunder in respect of any extensions of credit made pursuant to any Loan Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. On or prior to the first date that any payment is to be made to an Acquiring Lender hereunder, or at such other times as required by United States law or as B Participant reasonably request, (i) if it is a corporation organized under the laws of the United States or any State thereof (or a subsidiary of such a corporation, the separate existence of which is disregarded for federal income tax purposes) it shall deliver to B Participant a written statement attesting that it is a corporation so organized and (ii) if it is not a corporation organized under the laws of the United States or any State thereof it shall deliver to B Participant two accurate and complete original signed copies of either (x) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the “Form W-8ECI Certification”) or (y) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefits of a provision of a tax convention to which the United States is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the “Form W-8BEN Certification”). In addition, if Lender previously filed a Form W-8BEN Certification it will deliver to B Participant a new Certification prior to the first payment date falling in the third year following the previous filing of such certification; and if it previously filed a Form W-8ECI Certification it will deliver to B Participant, each time upon request, a new Form W-8ECI Certification prior to the first payment date occurring in each of its subsequent taxable years. Each Lender agrees to deliver to B Participant such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from U.S. withholding tax on any payments hereunder. B Participant may withhold and pay to applicable governmental authorities any withholding tax required from distributions to Lenders, and no payments to any Lender shall be required to be grossed-up as a consequence of such withholding. If any withholding amounts are required to be advanced on behalf of any Lender that is a non-U.S. person, such Lender shall promptly upon written notice reimburse the Lender making such advance for the withheld amount.
(Signatures Appear on Next Page(s))

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Participation Agreement to be executed as of the day and year first above written.

“A PARTICIPANT” FREMONT INVESTMENT & LOAN, a California Industrial Bank,
By:
Name:
Title:

“B PARTICIPANT”

By:
Name:
Title:

Effective Date: ___________, 2007

S-1

JOINDER
     iStar Financial Inc., a Maryland corporation (“iStar”), hereby agrees that, subject to the terms and conditions of the Participation Agreement, to the extent that B Participant has not funded any Disbursement, Borrower Reimbursable Cost or Post Acquisition Cost as and when required by the Participation Agreement, that it will fund such Disbursement, Borrower Reimbursable Cost or Post Acquisition Cost.

iStar Financial Inc.
By:
Its:

S-1

EXHIBIT A
MORTGAGE LOAN SCHEDULE

A-1

EXHIBIT A-1
REO PROPERTY

A-2

EXHIBIT B
PARTICIPATION CERTIFICATE
     This Participation Certificate is evidence that a participation interest, as hereinafter specified, in the Loan and the Loan Documents relating thereto pursuant to the terms of that certain Loan Participation Agreement (the “Agreement”) dated as of                     , 2007, by and between [                                        ] (“A Participant”) and [                                         ] (“B Participant”), has been acquired by A Participant for the consideration herein shown and is now held by A Participant, as follows:

Total Outstanding Principal Balance of A Participation:	$

[ ]
By:
Name:
Title:

Effective Date of this Certificate:                     , 2007

B-1

EXHIBIT C
SINGLE PURPOSE ENTITY

C-1

EXHIBIT D
FORM OF TRANSFER SUPPLEMENT
     THIS TRANSFER SUPPLEMENT, dated as of the date specified in Item I of Schedule I hereto, among the Transferring Lender specified in Item 2 of Schedule I hereto (the “Transferring Lender”), the Purchasing Lender specified in Item 3 of Schedule I hereto (the “Purchasing Lender”) and the Non-Transferring Lender specified in Item 4 of Schedule I hereto (the “Non-Transferring Lender”), is made and entered into with reference to the following:
Recitals:
     A. This Transfer Supplement is being executed and delivered in accordance with Section 12B of that certain Loan Participation Agreement, dated for reference purposes only as of                      ___, 2007, between                                      as A Participant and                                    , as B Participant (collectively, the “Lenders”) (as the same may be amended, modified or supplemented from time to time, collectively the “Participation Agreement”). Initially capitalized terms used herein without definition shall have the meanings specified in the Participation Agreement.
     B. The Purchasing Lender (if it is not already a Lender) wishes to become a Lender under the Participation Agreement and have assigned to it all of the Transferring Lender’s rights and obligations under the Loan Documents.
     C. The Transferring Lender is selling and assigning to the Purchasing Lender, and the Purchasing Lender is purchasing and assuming, all of the Transferring Lender’s rights and obligations under the Loan Documents, including, without limitation, the Transferring Lender’s commitments to make the Loan owing to it and the Note held by it (the “Transferring Lender’s Interests”).
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Transfer Effective Notice. Upon receipt by the Non-Transferring Lender of four (4) counterparts of this Transfer Supplement (to each of which is attached a fully completed Schedule I and Schedule II, and each of which has been executed by the Transferring Lender and by the Purchasing Lender), the Non-Transferring Lender will transmit to the Transferring Lender and the Purchasing Lender a transfer effective notice substantially in the form of Schedule III to this Transfer Supplement (a “Transfer Effective Notice”). The date on which the transfer effected by this Transfer Supplement shall become effective (the “Transfer Effective Date”), shall be the date on which the Purchasing Lender becomes the owner of record the Transferring Lender’s Participation on the register maintained by the B Participant. From and after the close of business at B Participant’s office on the Transfer Effective Date, the Purchasing Lender shall be a Lender under the Participation Agreement for all purposes thereof having the interest in the Transferring Lender’s Interests reflected in this Transfer Supplement.

     2. Purchase Price; Sale. At or before 12:00 o’clock noon, local time at the Transferring Lender’s office specified in Schedule III, on the Transfer Effective Date, the Purchasing Lender shall pay to the Transferring Lender, in immediately available funds, an amount equal to the purchase price, as agreed upon between the Transferring Lender and the Purchasing Lender (the “Purchase Price”), for the Transferring Lender’s Interests. Effective upon receipt by the Transferring Lender of the Purchase Price from the Purchasing Lender, the Transferring Lender hereby irrevocably sells, assigns and transfers to the Purchasing Lender, without recourse, representation or warranty (express or implied) except as set forth in Section 5 hereof, and the Purchasing Lender hereby irrevocably purchases, takes and assumes from the Transferring Lender, the Transferring Lender’s Interests. The Transferring Lender shall promptly notify the Non-Transferring Lender of the receipt of the Purchase Price from the Purchasing Lender (the “Purchase Price Receipt Notice”).
     3. Principal, Interest and Fees. All principal payments, interest, fees and other amounts that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Transferring Lender in respect of the Transferring Lender’s Interests shall, instead, be payable to or for the account of the Purchasing Lender.
     4. Further Assurances. At any time and from time to time upon the written request of any party to this Transfer Supplement, each other party hereto will execute and deliver such further documents and do such further acts and things as such requesting party may reasonably request in order to effect the purposes of this Transfer Supplement.
     5. Certain Representations and Agreements. By executing and delivering this Transfer Supplement, the Transferring Lender and the Purchasing Lender confirm to and agree with each other and the Non-Transferring Lender as follows:
     5.1 The Purchasing Lender confirms that it has made such review, analysis and decision to acquire an interest in the Loans independently and without reliance upon the Non-Transferring Lender, the Transferring Lender or any other Lender.
     5.2 The Purchasing Lender, independently and without reliance upon the Non-Transferring Lender, the Transferring Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with any Loan Agreement, any other Loan Document or the Participation Agreement.
     5.3 The Purchasing Lender shall perform in accordance with its terms all of the obligations which by the terms of the Participation Agreement are required to be performed by it as a Lender.
     [Other representations to be agreed to by Purchasing Lender and Transferring Lender.]
     6. Schedule II. Schedule II hereto sets forth administrative information with respect to the Purchasing Lender.

     7. Governing Law. This Transfer Supplement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of choice of law.
     8. Counterparts. This Transfer Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item I of Schedule I hereto.
(Signatures)

SCHEDULE I TO TRANSFER SUPPLEMENT
COMPLETION OF INFORMATION AND
SIGNATURES FOR TRANSFER SUPPLEMENT
Re:	Participation Agreement, dated , 2007 between , a and , a (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”).

Item I (Date of Assignment Supplement):	[Insert date of Assignment Supplement]
Item 2 (Transferring Lender):	[Insert name of Transferring Lender]
Item 3 (Purchasing Lender):	[Insert name of Purchasing Lender]
Item 4 (Non-Transferring Lender):	[Insert name of Non-Transferring Lender]
Item 5 (Signatures of Parties to Transfer Supplement):

[Name of Transferring Lender], as Transferring Lender
By:
Title:

[Name of Purchasing Lender], as Purchasing Lender
By:
Title:

CONSENTED TO AND ACKNOWLEDGED:
(consent not required only if transfer to a party that is (i) a Lender already, (ii) an Affiliate of a Lender, or (iii) Permitted Transferee, or consent under Section 12 of the Loan Participation Agreement is not otherwise required)
                                                            ,
Non-Transferring Lender

By:
Name:
Title:

D-I-1

SCHEDULE II TO TRANSFER SUPPLEMENT
LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITTED AMOUNTS
[Name of Purchasing Lender]
Outstanding amount of [A Participation] [B Participation]            $

Administrative Information for Purchasing Lender:

Address for Notices:

Attention:

Telephone:
Facsimile:

Lending Office:

D-II-1

SCHEDULE III TO TRANSFER SUPPLEMENT
TRANSFER EFFECTIVE NOTICE
To:	[Insert Name of Borrower, Transferring Lender and Purchasing Lender]
     The undersigned, as a Lender under the Loan Participation Agreement dated as of                      ___, 2007, by and between [                                        ] and [                    ] (collectively, the “Lenders ”) (as the same may be amended, modified or supplemented from time to time, the “Participation Agreement”), acknowledges receipt of four executed counterparts of a completed Transfer Supplement, dated                     , 20___, from [name of Transferring Lender] to [name of Purchasing Lender] (the ”Transfer Supplement”). Terms defined in the Transfer Supplement are used herein as therein defined.
     1. Pursuant to the Transfer Supplement, you are advised that the Transfer Effective Date will be                                         , 20__. [Insert fifth Business Day following date of Transfer Effective Notice or other date agreed to among the Transferring Lender, the Purchasing Lender, and the Non-Transferring Lender.]
     2. The Transfer Supplement provides that the Purchasing Lender is to pay its Purchase Price to the Transferring Lender or before 12:00 o’clock noon, local time at the Transferring Lender’s lending office specified in Schedule II to the Transfer Supplement, on the Transfer Effective Date in immediately available funds.

Very truly yours, [Insert name of Non-Transferring Lender]
By:
Title:

D-III-1

EXHIBIT E
LOAN INFORMATION
Attached.

E-1

EXHIBIT F
FORM OF
REPORT ON LOANS

F-1